Exhibit 19.1

MEDICINOVA, INC.

Statement of Company Policy

Trades in the Company’s Securities by Insiders (Company Personnel, Board Members and designated Consultants, Advisors and Contractors to the Company) and Confidential Information

1.
Purpose.

Both the Securities and Exchange Commission (the “SEC”) and Congress are concerned about maintaining the fairness of the U.S. securities markets, and the SEC, together with the U.S. Attorney’s Office, pursues insider trading violations vigorously. Cases have been prosecuted successfully against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information that is not generally known or available to the public. These laws prohibit persons who are aware of such material non-public information from disclosing it to others who may trade. The securities laws require publicly-traded companies to take reasonable steps to prevent insider trading by company personnel. Companies and their controlling persons are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

This Statement of Company Policy (“Policy”) is designed to prevent insider trading or allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct. This Policy applies to all employees of MediciNova, Inc. (the “Company”), all members of the Board of Directors of the Company (the “Board of Directors”) and designated consultants, advisors and contractors to the Company, and they are obligated to understand and comply with this Policy. References to “you” (as well as general references to directors, officers, employees, consultants, advisors and contractors of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you direct, control (including, for example, a trust or a venture or other investment fund, if you direct or control transactions for the entity).

Individuals affecting transactions in Japan also need to abide by the laws set out in the Financial Instruments and Exchange Law (the “FIEL”) and the rules and regulations set out in the Rules of the Japanese Securities Market.

The Company has appointed the CFO, or his or her designee, as its current Insider Trading Compliance Officer (“COMPLIANCE OFFICER”). Please direct your questions as to any matters discussed in this Policy to the COMPLIANCE OFFICER.

2.
The Consequences.

The consequences of insider trading violations can be substantial, with civil and criminal penalties potentially including,

Insider trading violations by individuals:

•
Damages in a private lawsuit;

•
Disgorging any profits made or losses avoided;
•
Imprisonment of up to twenty years; A bar against serving as an officer or director of a public company;
•
A civil penalty of up to three times the profit gained or loss avoided;
•
An injunction against future violations; and

•
A criminal fine of up to $5 million.
•
Under Japanese law there is a penalty of up to five years in prison and a fine of up to JPY 5 million.

Liabilities if the Company fails to take appropriate steps to prevent insider trading. (Further, civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel as “controlling persons”.):

•
A civil penalty of the greater of $2.479 million or three times the profit gained or loss avoided; and

•
A criminal penalty of up to $25 million.

•
Under Japanese law there is a maximum fine of JPY 300 million.

Company-imposed sanctions, including dismissal for cause, could result if an individual violates the insider trading policy, whether or not this individual's actions also violate the law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against you before taking disciplinary action. In addition, Company may give stop transfer and other instructions to Company’s transfer agent to enforce compliance with this Policy.

3.
Policy.

Except as provided in the section titled “Limited Exceptions” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material non-public information. If you have material non-public information (often referred to as “insider information”) relating to the Company, it is our policy that neither you nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Even the appearance of an improper transaction must be avoided to prevent possible insider information violations and to preserve our reputation for adhering to the highest standards of conduct.

Similarly, this policy also applies to trading in the securities of any other company if you became aware of material non-public information about that company in the course of your relationship with the Company (except if the transactions are similar to those presented in the section titled “Limited Exceptions” below). For example, you may be aware of a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material non-public information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving the Company’s securities, if that information is material to the Company). “Materiality” is company-specific — information that is not material to the Company may be material to another company.

Material information is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company. Material information includes any information that reasonably could affect the price of the stock. Either positive or negative information may be material and material information may be about the Company or about a company with which we do business.

Examples: Common examples of information that will frequently be regarded as material are:


financial results, financial condition, earnings pre-announcements, guidance projections or forecasts (note that information about the results of the Company’s operations for even a portion of a quarter might be material in helping predict the Company’s financial results for the quarter);

news of a possible merger, acquisition or tender offer;

news of a significant sale of assets;

significant new products or delays in new product introduction or development;

discoveries, or grants or allowances or disallowances of patents;

changes in dividend policies or the declaration of a stock split or the offering of additional securities;

changes in management;

changes in independent auditors, or notification that the Company may no longer rely on an audit report;

restatements of financial results, or material impairments, write-offs or restructurings;

significant legal or regulatory developments, whether actual or threatened;

a significant cybersecurity incident, such as a data breach, or any other significant disruption, loss, breach or unauthorized access of the Company’s property or assets, whether at the Company’s facilities or through the Company’s technology infrastructure;

plans to raise additional capital through stock sales or otherwise;

the gain or loss of a significant product sale, customer or collaborator;

impending bankruptcy or financial liquidity problems; and

the gain or loss of a substantial customer or supplier.

The FIEL lists specific events that are considered to be “material inside information” and also contains a catch all provision for events not specifically mentioned in the law. A non-exhaustive list of facts which could be material information under the FIEL is attached as Exhibit D to this Statement of Company Policy.

Hindsight. Securities transactions that become the subject of scrutiny will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how others might view your transaction in hindsight.

Transactions by Family Members. The same restrictions apply to your family members and others living in your household as apply to you. You are responsible for the compliance to this Policy by your immediate family and personal household members.

Do Not Pass Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on our stock price, you must not pass the information on to others. You may not advise others to trade on the basis of material non-public information and this practice would violate security laws. Liability in these cases can extend to both the person to whom the insider disclosed inside information, and to you the insider, and would apply whether or not you derive any benefit from another’s actions.

No Exception for Small Trades. This policy applies regardless of how small the trade is.

Other No Exception Conditions. It does not matter that you have decided to engage in a transaction before becoming aware of material non-public information or that the material non-public information did not affect your decision to engage in the transaction. It also does not matter that publicly disclosed information about the Company might, aside from the material non-public information, provide a sufficient basis for engaging in the transaction

When Information is Public. It is also improper for you to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. For purposes of the SEC, you must wait until the beginning of the second trading day after material information has been released to the public (If, for example, the Company were to make an announcement after the close of the trading day on a Monday afternoon, you should not trade in the Company’s securities until the beginning of the trading day on Wednesday). However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until later. Any questions as to whether information is non-public should be directed to the COMPLIANCE OFFICER. The term “trading day” means a day on which national stock exchanges are open for trading.

For the purpose of the FIEL, material inside information will be deemed to have been disclosed on the earlier of:

•
twelve hours having lapsed since the information in question has been made known by the listed company in question to two different newspapers (not by any third party);

•
the publication of the disclosure documents which have to be filed with the local finance bureau by a listed company, as prescribed by the FIEL, such as the annual report or extraordinary report;

•
the publication of the information through TDnet, Timely Disclosure Network; or

•
the registration document of the tender offer bid has been made public.

We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under “Trading Blackouts.”

Pre-Approval of Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, if an employee engages in a trade while unaware of a pending major development), all members of the Board of Directors, officers and certain employees in a position to have access to material non-public information are subject to pre-approval by the COMPLIANCE OFFICER of all transactions in Company stock (acquisitions, dispositions, transfers, etc.). Pre-approval provided by the COMPLIANCE OFFICER must be in writing and will be subject to a two week expiration, after which it must be renewed by the applicant in order to continue to be valid. See Exhibit B for a listing of those persons designated for this pre-approval requirement.

Pre-approval does not relieve anyone of their responsibility under government rules or under this Policy. You, whether subject to pre-approval or not, are responsible for adherence to this Policy, including, but not limited to: not trading on insider information; not trading during trading blackout periods; not trading for two days after earnings announcements; and not trading in securities on a short-term basis. Even if you are normally not subject to pre-approval are required to have pre-approval by the COMPLIANCE OFFICER for the sale of stock purchased in the open market that has been owned less than six months. (This rule does not apply however to stock purchased upon the exercise of an employee stock option or an employee stock purchase plan.) If you are in doubt whether pre-approval is required, you should inquire with the COMPLIANCE OFFICER, or obtain pre-approval as a cautionary measure.

4.
Director and Officer Filings.

The SEC requires of all Company Directors and Section 16 officers of the Company (i.e. all persons listed on Exhibit C of this Policy) the initial reporting (on Form 3) and the reporting of subsequent changes (on Form 4) of ownership of the Company’s stock, including the granting or exercising of stock options. (Form 4 must be filed before the end of the 2nd business day following a change of securities ownership.)

In addition to SEC reporting requirements, in the event of a sale transaction of the Company’s stock by a director or executive officer, the Financial Services Agency (“FSA”), a Japan government organization which oversees securities and exchange in Japan, requires such individual to file a sales report (“Sales Report by Officers or Principal Shareholders”) with the FSA by the fifteenth day of the immediately succeeding the month in which the sale took place. Such report must be submitted through the broker/dealer if the sale was affected through a broker/dealer, and by the individual if the sale was not affected through a broker/dealer; provided, however, that submission of the above report is not required in the following cases:

(a)
in the case of sales of only fractional shares or odd lot shares;

(b)
purchase of stock by a stockholding plan (limited to the case where the contribution amount at one time is less than 1 million yen);

(c)
in the case where the purchase was made under an accumulative investment agreement through a securities company (limited to cases where the contribution amount at one time is less than 1 million yen);

(d)
in the case where futures transactions of a group of different items of stock were conducted on a stock exchange;
(e)
in the event that a stabilization transaction prescribed in Article 159, Paragraph 3 of the FIEL is conducted;

(f)
in the case of a sale-and-repurchase of bonds (excluding stock options) with a predetermined repurchase price (limited to the case where the transaction is conducted only for the purpose of its own funding); or

(g)
in the event that shares are newly acquired by the exercise of stock options, equity warrants, or stock purchase warrants which have already been obtained.

Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, officers, selected employees and others suspend trading because of material events known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during that period and should not disclose to others the fact that they have been suspended from trading. The failure of the COMPLIANCE OFFICER to designate a person as being subject to a specific blackout does not relieve that person of the obligation to suspend trading while aware of material non-public information.

In addition, the Company will also require the following mandatory trading blackouts:

•
Quarterly Earnings Trading Blackouts – All members of the Board of Directors, officers, certain employees and other designated insiders (See Exhibit A) in a position to have access to material non-public information will be subject to a stock trading blackout period beginning the 15th day of the last month of a fiscal quarter until the beginning of the second trading day following the date earnings for that quarter are disclosed both in the U.S. and Japan (and for disclosure in Japan, in accordance with the section “When Information is Public”).

•
Trading After Earnings Announcements – If an earnings or earnings guidance announcement is made outside of a regularly scheduled earnings trading blackout period, then all those listed in Exhibit A are restricted from engaging in trading transactions until the beginning of the second trading day following the date the announcement is made both in the U.S. and Japan (and for disclosure in Japan, in accordance with the section “When Information is Public”).

•
Special Blackout Periods – From time to time, the Company may also prohibit directors, officers, full- and part-time employees and agents (such as consultants and independent contractors) from engaging in transactions involving the Company’s securities when, in the judgment of the COMPLIANCE OFFICER, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing a significant transaction or business development. Special blackout periods may be declared for any reason.

Of course, no trading should be done at any time that a member of the Board of Directors, officer or employee is actually aware of a major undisclosed corporate development. There are no unconditional “safe harbors” for trades made at particular times, and you should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material non-public information, are subject to a special blackout period or are otherwise restricted under this Policy.

5.
Limited Exceptions

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, if applicable. You are responsible for complying with applicable law at all times.

A. Transactions Pursuant to a Trading Plan that Complies with SEC Rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material non-public information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements set forth in Exhibit E hereto and (iii) is approved by the COMPLIANCE OFFICER, are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the COMPLIANCE OFFICER may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the COMPLIANCE OFFICER prior to entering into any trading plan.

The SEC rules regarding trading plans are complex, and you must comply with them completely for your trading plan to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to the Company’s review and approval, you are ultimately responsible for compliance with Rule 10b5-1 and this Policy.

The COMPLIANCE OFFICER must keep a copy of each adopted trading plan. The Company may publicly disclose information regarding trading plans that you may enter (including but not limited to the information required by Regulation S-K Item 408), and you, or the Company on your behalf, will identify any Rule 10b5-1 transactions as such on Forms 4 and 5, if applicable.

B. Receipt and Vesting of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights

The trading restrictions under this Policy do not apply to the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities and any other market sale for the purpose of generating the cash needed to pay withholding taxes related to the settlement of restricted stock units or stock option exercises.

C. Cash or Cashless Net Exercise of Stock Options

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock for stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay withholding taxes related to the settlement of restricted stock units or stock option exercises.

D. Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

E. Bona Fide Gifts and Inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving the Company’s securities or transfers by will or the laws of descent and distribution. However, (i) if you have reason to believe that the recipient intends to sell the Company’s securities while you are aware of material nonpublic information or, (ii) if (A) you are subject to the trading restrictions specified above under the heading “Trading Blackout Periods,” and (B) you have reason to believe that the recipient intends to sell the Company securities during a blackout period, then the trading restrictions apply. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy.

In addition, the trading restrictions under this Policy apply to any gifted or inherited securities if the recipient, for example, an immediate family member, is subject to this Policy.

F. Change in Form of Ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

G. Other Exceptions

Any other exception from this Policy must be approved by the COMPLIANCE OFFICER, in consultation with the Board of Directors or an independent committee of the Board of Directors.

6.
Additional Prohibited Transactions.

The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock. We believe that this trading can reflect badly on the Company and that Company personnel should not engage in any types of transactions that are a form of short-term “betting” for or against the Company. Accordingly, it is the Company’s policy that you should not engage in any of the following activities with respect to securities of the Company:

•
Trading in securities on a short-term basis — As a general rule, any Company stock purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or an employee stock purchase plan) should be held for a minimum of six months and ideally longer. The top executives and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes sales and purchases inside of any six-month period. If you wish to sell Company stock that was purchased in the open market and that has been owned less than six months, you must obtain prior written approval from the COMPLIANCE OFFICER.

•
Purchases of Company stock on margin — This involves borrowing from a brokerage firm, bank or other entity in order to buy Company stock (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).

•
Short sales of Company stock — This involves selling Company stock that you do not own in the expectation that the price of the stock will fall, or as part of an arbitrage transaction.

•
Buying or selling puts or calls on Company stock — This includes options trading on any of the stock exchanges or futures exchanges.

7.
Confidential Information and Communications with the Media.

Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.

Unauthorized disclosure. You should not disclose internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, you are prohibited from posting internal information about the Company on the internet (bulletin board, blog chat room, etc.).

Communications with the media, securities analysts and investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to the COMPLIANCE OFFICER.

Safeguarding confidential information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.

Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon rumors. You should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to the COMPLIANCE OFFICER.

8.
Company Assistance.

As previously stated, any person who has any questions about specific transactions may obtain additional guidance from the COMPLIANCE OFFICER.

Remember however that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

9.
Amendments.

The Company is committed to continuously reviewing and updating this Policy and any other Company policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the COMPLIANCE OFFICER.

10.
Acknowledgements.

All employees and members of the Board of Directors will be required to acknowledge their understanding of, and an intent to comply with, this Statement of Company Policy by signing the attached acknowledgement. In addition, this Statement of Company Policy will be given to each person designated as an insider by the Company and the Company will request that the designated consultant, advisor or contractor to the Company acknowledge their understanding of, and an intent to comply with, this Statement of Company Policy by signing the attached acknowledgement.

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MEDICINOVA, INC.

Statement of Company Policy

EXHIBIT A

List of Designated Insiders Subject to Blackout Periods, last updated

•
All full-time employees, part-time employees and interns of MediciNova, Inc. and its subsidiaries
•
All members of MediciNova’s Board of Directors
•
Signature Analytics, San Diego LLC
•
Anderson Mori & Tomotsune
•
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

MEDICINOVA, INC.

Statement of Company Policy

EXHIBIT B

List of All Designated Insiders Subject to Pre-Approval Procedures

•
All full-time employees, part-time employees and interns of MediciNova, Inc. and its subsidiaries
•
All members of MediciNova’s Board of Directors

MEDICINOVA, INC.

Statement of Company Policy

EXHIBIT C

Individuals Subject to Section 16 Reporting and Liability Provisions

1.
Directors

Name	Title(s)
Yuichi Iwaki, M.D. Ph.D.	Director, President and Chief Executive Officer
Carolyn Beaver	Director
Kazuko Matsuda	Director
Hideki Nagao	Director
Nicole Lemerond	Director

2. Officers (including officers who are also directors)

Name	Title(s)
Yuichi Iwaki, M.D. Ph.D.	Director, President and Chief Executive Officer
Jason Kruger	Chief Financial Officer
Geoffrey O’Brien	Vice President
Kazuko Matsuda	Chief Medical Officer
David Crean	Chief Business Officer

MEDICINOVA, INC.

Statement of Company Policy EXHIBIT D

Material Facts Concerning Businesses of Listed Companies, Etc. per FIEL

1.
Determined Facts

Listed Companies	Subsidiaries of Listed Companies
1. Issuance of shares (including preferred shares), equity warrants and stock options
2. Reduction of capital
3. Reduction of capital reserve or profit reserve
4. Purchase of treasury stock
5. Disposal of treasury stock
6. Stock split
7. Increase or decrease in dividends (including interim dividends)
8. Exchange of stocks	1. Exchange of stocks
9. Transfer of stocks	2. Transfer of stocks
10. Merger	3. Merger
11. Corporate split	4. Corporate split
12. Transfer of the whole or any part of operations or business	5. Transfer of the whole or any part of operations or business
13. Dissolution (excluding dissolution by merger)	6. Dissolution (excluding dissolution by merger)
14. Corporatization of new products or new technologies	7. Corporatization of new products or new technologies
15. Formation or cancellation of a business alliance	8. Formation or cancellation of a business alliance
16. Assignment or acquisition of stocks or interests or operations which involves change in subsidiary	9. Assignment or acquisition of shares or interests which involves change in sub- subsidiary
17. Assignment or purchase of fixed assets	10. Assignment or acquisition of fixed assets

18. Suspension or abolition of the whole or any part of operations or business	11. Suspension or abolition of operation or business
19. Application for delisting of stocks from a stock exchange
20. Application for cancellation of registration of stocks with the Japan Securities Dealers Association
21. Petition for bankruptcy, institution of company rehabilitation procedures, or institution of company reorganization procedures	12. Petition for bankruptcy, institution of company rehabilitation procedures, or institution of company reorganization procedures
22. Launch of a new business (including corporatization of sales of new products or provision of new services)	13. Launch of a new business
23. Request for defensive purchase in order to counter takeover bids or any act similar thereto
24. Offer pursuant to the provision of Article 74, Paragraph 5 of the Deposit Insurance Laws	14. Offer pursuant to the provision of Article 74, Paragraph 5 of the Deposit Insurance Laws

2.
Occurred Facts

Listed Companies	Subsidiaries of Listed Companies
1. Damage caused by disasters or damage arising in the course of performance of business	1. Damage caused by disasters or damages arising in the course of performance of business
2. Change in principal shareholders
3. Delisting of specified securities or options on specified securities, or any event of cancellation of registration
4. Lawsuit concerning a claim regarding property rights or completion of such lawsuit	2. Lawsuit concerning a claim regarding property rights or completion of such lawsuit
5. Petition for provisional injunction or determination of such provisional injunction	3. Petition for provisional injunction or determination of such provisional injunction
6. Disposition by administrative agencies under laws and ordinances such as suspension of operation of business	4. Disposition by administrative agencies under laws and ordinances such as suspension of operation or business
7. Change in parent company
8. Petition for bankruptcy by creditors or any party other than the relevant listed company	5. Petition for bankruptcy by creditors or any party other than the relevant subsidiary

9. Dishonor of drafts or checks or suspension of business by a clearing house	6. Dishonor of drafts or checks or suspension of business by a clearing house
10. Petition for bankruptcy of parent company	7. Petition for bankruptcy of sub-subsidiary
11. Potential for default due to occurrence of dishonor concerning debtors or principal debtors of guaranteed obligations	8. Potential for default due to occurrence of dishonor concerning debtors or principal debtors of guaranteed obligations
12. Suspension of transactions with major customers	9. Suspension of transactions with major customers
13. Discharge of debt or assumption or payment of a debt by a third party	10. Discharge of debt or assumption or payment of a debt by a third party
14. Discovery of resources	11. Discovery of resources

3.
Matters Concerning Accounting

Listed Companies	Subsidiaries of Listed Companies
1. Turnover, ordinary profit or net profit
2. Dividends or interim dividends
3. Turnover, ordinary profit or net profit of corporate group	1. Turnover, ordinary profit or net profit * limited to the case where the subsidiary is a public company

* Occurrence of any difference from the latest estimate; if the estimate is not announced, occurrence of any difference from the historical data of the previous business year.

4.
Comprehensive Provisions

Listed Companies	Subsidiaries of Listed Companies
Any material fact concerning the operation, business or assets of the company that affects the investment judgment of investors	Any material fact concerning the operation, business or assets of the company that affects the investment judgment of investors

5.
Takeover bids or any act similar thereto (Article 167 of the F.I.E.L.)

MEDICINOVA, INC.

Statement of Company Policy EXHIBIT E

Requirements for Rule 10b5-1 Trading Plans

A Rule 10b5-1 “trading plan” involving purchases or sales of the Company’s securities must comply with the requirements of Rule 10b5-1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
•
the person adopting the trading plan is not aware of any material non-public information (“MNPI”); and
•
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the trading plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1 and the individual adopting the trading plan must act in good faith with respect to the plan through its duration.
4.
In addition, directors and Section 16 officers of the Company (i.e., all persons listed on Exhibit C of this Policy) must represent in a trading plan at the time of its adoption (or modification) that (a) they are not aware of any MNPI about the Company or its securities, and (b) they are adopting (or modifying) the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
The first trade under the trading plan may not occur until:
•
For directors and Section 16 officers of the Company (i.e., all persons listed on Exhibit C of this Policy), the later of (a) 90 calendar days after adoption of the trading plan or (b) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but in any event, no more than 120 calendar days after the adoption of the trading plan).
•
For all other persons, 30 calendar days after adoption of the trading plan.
7.
The trading plan must have a minimum term of one year and a maximum term of two years (measured from the date the plan is effective). There is a limitation of one single-trade plan during any consecutive 12-month period.
8.
The trading plan cannot overlap with another Rule 10b5-1 trading plan, unless one of the following exceptions applies:

•
Eligible “sell-to-cover” transactions (i.e., authorizing the sale of securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award where the insider doesn’t otherwise exercise control over the timing of such sales) are not considered separate plans that count against this prohibition.
•
A series of separate contracts with different broker-dealers that effectively function as a single trading plan are not considered overlapping plans.
•
Trades under an existing trading plan can continue to run during the cooling-off period for a new trading plan if the following conditions are met: (i) trading under the new trading plan may not begin until after all trades under the existing trading plan are completed or expire without execution, and (ii) the applicable cooling off period under the new trading plan, running from the date of its adoption, has been met; provided, however, if the existing trading plan is terminated early (i.e., before its scheduled completion date), then the applicable cooling-off period for the new trading plan must run from the date of the termination of the existing trading plan.
9.
Regarding material modifications (where such modifications change the amount, price or timing of the purchase or sale of securities pursuant to the plan, but does not include immaterial modifications):
•
The trading plan may only be modified when the person modifying the trading plan is not aware of MNPI.
•
The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
•
The first trade under the modified trading plan may only occur in accordance with the cooling off periods noted in item 6 above. The existing plan would remain in effect until the modified plan comes into effect.
•
The modified trading plan must have a minimum duration of one year and a maximum term of two years (measured from the date the plan is effective).
10.
A person may only modify a trading plan once in a one-year period.
11.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until the cooling off periods noted in item 6 above have been met.
12.
The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
13.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
•
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;

•
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
14.
All transactions under the trading plan must be in accordance with applicable law.
15.
The trading plan (including any modified trading plan) must meet such other requirements as the COMPLIANCE OFFICER may determine.
16.
The COMPLIANCE OFFICER must approve and keep a copy of each adopted trading plan.

MEDICINOVA, INC.

4275 Executive Square, Suite 650 La Jolla, CA 92037

Re: Certification of the MediciNova, Inc. Statement of Company Policy on Securities Trades by Company Personnel and Confidential Information

Dear Employee, Board Member, Consultant, Advisor or Contractor to the Company:

Enclosed is a copy of the MediciNova, Inc. Statement of Company Policy covering securities trades by company personnel and designated insiders and safeguarding confidential information. As you will see from the Statement of Company Policy, the consequences of an insider trading violation can be severe to both the individual involved and the Company.

Please take a few minutes now to read the enclosed Statement of Company Policy and then sign and return the attached copy of this letter.

Sincerely,

Yuichi Iwaki

President & Chief Executive Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Statement of Company Policy covering securities trades by Company personnel and designated insiders and safeguarding confidential information, a copy of which was distributed with this letter.

Dated:

Signature:
Print name: